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                      AMENDMENT TO PEERLESS GROUP, INC.
                        EMPLOYEE STOCK PURCHASE PLAN


     WHEREAS, Peerless Group, Inc. (the "Company") previously established the Peerless Group, Inc. Employee Stock Purchase Plan (the "Plan"); and

     WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Plan;

     WHEREAS, Section 20 of the Plan authorizes the Company's Board of Directors to make certain amendments to the Plan; and

     WHEREAS, the Board of Directors has approved an amendment to the Plan to
(i) reduce the length of each Offering Period from one year to six months and
(ii) to change the dates with respect to which the Initial Offering Price and Alternate Offering Price are determined; and

     NOW, THEREFORE, effective December 17, 1997, the Plan is hereby amended as follows:

                                      I.

     Section 3 of the Plan is amended to read in its entirety as follows:

          "3. OFFERINGS. The Company may make periodic offerings to eligible employees to purchase Common Stock under the Plan, which offerings shall not be made more often than twice every calendar year ("Offerings").
     The initial Offering will run from a period beginning on the date of the Company's initial public offering of stock ("IPO") and ending on June 30, 1997, and future Offerings will run from each July 1 to December 31 and January 1 to June 30 (an "Offering Period"). With respect to each Offering, the Committee, at its discretion, shall specify the maximum number of shares of Common Stock that may be purchased under the Offering. Unless otherwise specified by the Committee, the number of shares of Common Stock that may be purchased under each successive Offering shall be the balance of the 250,000 shares authorized but not purchased under the terms of this Plan."

                                      II.

     Section 11(a) of the Plan is amended to read in its entirety as follows:

               "(a) 85% of the average of the daily prices per share of the Common Stock during the ten (10) day trading period ending on the Offering Date for such Offering determined as set forth below in this paragraph (a) (the "Initial Offering Price"). If closing sale prices are reported, the daily prices used shall be the average closing sale prices per share on any stock exchange or inter-dealer quotation system on which the Common Stock is listed or traded. If closing sale prices are not reported, the daily prices used shall be the mean between the closing or average (as the case may be) bid and asked


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          prices per share of Common Stock on the over-the-counter market; or"

                                       III.

     Section 11(b) of the Plan is amended to read in its entirety as follows:

               "(b) 85% of the average of the daily prices per share of the Common Stock during the ten (10) day trading period ending on the last day of the Offering Period for such Offering determined as set forth below in this paragraph (b) (the "Alternate Offering Price"). If closing sale prices are reported, the daily prices used shall be the average closing sale prices per share on any stock exchange or inter-dealer quotation system on which the Common Stock is listed or traded. If closing sale prices are not reported, the daily prices used shall be the mean between the closing or average (as the case may be) bid and asked prices per share of Common Stock on the over-the-counter market."


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      IN WITNESS WHEREOF, the Company has executed this Amendment this 17th day of December, 1997.


                                       PEERLESS GROUP, INC.


                                       By:
                                       Name:
                                       Title:

Attest:


Ann L. Puddister, Secretary